Exhibit 2.3





                              STOCKHOLDER AGREEMENT


                  This STOCKHOLDER AGREEMENT, dated as of October 7, 1996, is entered into by and among Webster Financial Corporation ("Webster"), a Delaware corporation, and the thirteen stockholders of DS Bancor, Inc. ("DS Bancor"), a Delaware corporation, named on Schedule I hereto (collectively the "Stockholders"), who are directors or executive officers of DS Bancor.

                  WHEREAS, Webster, Webster Acquisition Corp., a wholly-owned subsidiary of Webster ("Merger Sub") and DS Bancor have entered into an Agreement and Plan of Merger, dated as of October ___, 1996 ("Agreement"), which is conditioned upon the concurrent execution of this Stockholder Agreement and which provides for, among other things, the merger of Merger Sub with and into DS Bancor, in a stock-for-stock transaction pursuant to which DS Bancor will become a wholly-owned subsidiary of Webster (the "Merger");

                  WHEREAS in order to induce Webster to enter into or proceed with the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his/her capacity as a stockholder of DS Bancor;

                  NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Ownership of DS Bancor Common Stock. Each Stockholder represents and warrants that he/she has or shares the right to vote and dispose of the number of shares of common stock of DS Bancor, par value $1.00 per share ("DS Bancor Stock"), set forth opposite such Stockholder's name on Schedule I hereto.

         2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

                  (a)  Such  Stockholder  shall,  at any  meeting  of DS  Bancor stockholders called for the purpose, vote or cause to be voted all shares of DS Bancor Stock in which such Stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) (i) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) against any plan or proposal pursuant to which DS Bancor is to be acquired by or merged with, or pursuant to which DS Bancor proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than Webster or any affiliate thereof) unless the Board of Directors, following receipt of written advice of DS Bancor's legal counsel, reasonably determines, that voting against said plan or proposal would constitute a breach of the exercise of its fiduciary duty because such plan or proposal would be in the best interest of DS Bancor stockholders.

         (b) Except as otherwise expressly permitted hereby, such Stockholder shall not, prior to the consummation of the Merger or the earlier termination of this Stockholder Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of his/her shares of DS Bancor Stock; provided, however, that, this Section 2(b) shall not apply (i) to a pledge existing as of the date

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of this  Agreement,  (ii) to a sale,  pledge,  transfer or other  disposition of shares of DS Bancor Stock acquired subsequent to the date hereof upon the exercise of options under the DS Bancor Stock Option Plan by a Stockholder who is an executive officer of DS Bancor, if, in the case of (i), or (ii) such sale, pledge, transfer or other disposition occurs no later than the 31st day preceding the consummation of the Merger. To enable Stockholders to comply with the foregoing provision, Webster will notify the Stockholders at least 45 days in advance of the date that Webster anticipates that the Merger will be consummated.


         (c) Such Stockholder shall not in his/her capacity as a stockholder of DS Bancor directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Webster or an affiliate thereof) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transaction involving DS Bancor. Nothing herein shall impair such Stockholders' fiduciary obligations as a director of DS Bancor.

         (d) Such Stockholder shall use his/her best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by this Stockholder Agreement.

         (e) Such Stockholder shall not, prior to the public release by Webster of an earnings report to its stockholders covering at least one month of operations after consummation of the Merger (the "Restricted Period"), sell, pledge (other than the replacement of an existing pledge of DS Bancor Stock), transfer or otherwise dispose of the shares of Webster Stock to be received by him/her for his/her shares of DS Bancor Stock upon consummation of the Merger; it being agreed that Webster shall cause such earnings report to be publicly released within 30 days after the end of the first month of operations after consummation of the Merger.

         (f) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of Webster Stock received in exchange for DS Bancor Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended.

         (g) Such Stockholder shall not sell or otherwise dispose of a number of shares of his DS Bancor Common Stock or, during the Restricted Period shares of Webster Common Stock which are exchanged for said shares (i) which is greater than 10% of his total beneficial ownership of said shares as of the date of the first such sale (ii) which in the aggregate with shares sold or otherwise disposed of by all other Stockholders will be greater than 1% of the issued and outstanding shares of DS Bancor as of the date of the first such sale. For purposes of this computation, outstanding stock options that currently are exercisable would be considered as outstanding or beneficially owned after such options are converted to common stock equivalents using the treasury stock method in accordance with generally accepted accounting principles.

         3. Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his/her shares of DS Bancor Stock, provided that such Stockholder obtains prior written consent of Webster and that any acquiror of such DS Bancor Stock agree in writing to be bound by this Stockholder Agreement.

         4.  Termination.  The parties  agree and intend  that this  Stockholder
Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this
Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms; provided, however, that if the DS Bancor

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

stockholders fail to approve the Agreement or DS Bancor fails to hold a stockholders meeting to vote on the Agreement, then (i) Section 2(a) clause (ii) hereof shall continue in effect as to any plan or proposal received by DS Bancor from any person, entity or group (other than Webster or any affiliate thereof) prior to the termination of the Agreement or within 135 days after such termination and (ii) Section 2(b) hereof shall continue in effect to preclude a sale other than pursuant to normal brokers transactions on the Nasdaq Stock Market, pledge other than to a bona fide financial institution or recognized securities dealer, transfer, or other disposition directly or indirectly to any such person, entity or group in connection with any such plan or proposal, except upon consummation of such plan or proposal.

         5. Notices. Notices may be provided to Webster and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at DS Bancor in the manner specified in such section.

         6. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         7. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

         8. Headings. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

         9. Regulatory Approval. If any provision of this Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be affective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Agreement.

         10. Pooling of Interest. In the event that Webster elects to have the Merger accounted for as a purchase rather than a pooling of interest, this Agreement shall be modified to the extent that restrictions contained herein are based only on requirements for a pooling of interest.

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



         IN WITNESS WHEREOF, Webster, by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION               DS BANCOR, INC.


By: /s/ James C. Smith                      /s/ Michael F. Daddona, Jr.
   --------------------------------         ---------------------------------
     James C. Smith                         Michael F. Daddona, Jr.
     Chairman, President and
     Chief Executive Officer                /s/ John F. Costigan
                                            ---------------------------------
                                            John F. Costigan


                                            /s/ Achille A. Apicella
                                            ---------------------------------
                                            Achille A. Apicella, CPA


                                            /s/ Walter R. Archer
                                            ---------------------------------
                                            Walter R. Archer, Jr.


                                            /s/ Harry P. DiAdamo, Jr.
                                            ---------------------------------
                                            Harry P. DiAdamo, Jr.


                                            /s/ Angelo E. Dirienzo
                                            ---------------------------------
                                            Angelo E. Dirienzo


                                            /s/ Laura J. Donahue
                                            ---------------------------------
                                            Laura J. Donahue, Esq.


                                            /s/ Christopher H. B. Mills
                                            ---------------------------------
                                            Christopher H.B. Mills


                                            /s/ John M. Rak
                                            ---------------------------------
                                            John M. Rak

                                            /s/ John P. Sponheimer
                                            ---------------------------------
                                            John P. Sponheimer, Esq.


                                            /s/ Gary M. Tompkins
                                            ---------------------------------
                                            Gary M. Tompkins


                                            /s/ Alfred T. Santoro   ex pg # 2(A)
                                            ---------------------------------
                                            Alfred T. Santoro


                                            /s/ Thomas H. Wells     ex pg # 2(A)
                                            ---------------------------------
                                            Thomas H. Wells

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